Exhibit 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

EXHIBIT 99.1

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

ICR
Jean Fontana
646-277-1214

dELiA*s, INC. ANNOUNCES

FIRST QUARTER 2013 RESULTS

New York, NY – May 30, 2013 – dELiA*s, Inc. (NASDAQ: DLIA), a multi-channel retail company primarily marketing to teenage girls, today announced the results for its first quarter of fiscal 2013.

dELiA*s, Inc. results for the first quarter of 2013 reflect its Alloy business as a discontinued operation for all periods presented. As previously disclosed, the Company has retained Janney Montgomery Scott LLC to assist in the potential disposition of the Alloy brand. All financial results in this press release are for continuing operations only unless otherwise stated.

First Quarter Fiscal 2013 Highlights:

•

Total revenue decreased 14.6% to $35.2 million from $41.2 million in the first quarter of fiscal 2012. Revenue from the retail segment decreased 14.4% to $24.7 million, including a comparable store sales decrease of 7.1% and an 8% reduction in store count. Revenue from the direct segment decreased 15.3% to $10.5 million.

•	Consolidated gross margin was 23.8% compared to 31.6% in the prior year quarter, primarily due to increased inventory reserves, as well as lower merchandise margins in the retail segment.

•

Loss from continuing operations was $9.2 million compared to a loss from continuing operations for the first quarter of fiscal 2012 of $4.3 million. Overhead expenses previously allocated to the Alloy business have now been reallocated to continuing operations for both fiscal 2013 and 2012. These costs were approximately $1.5 million for the first quarter of fiscal 2013.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Walter Killough commented, “We were disappointed with our first quarter performance, which we believe was the result of product offerings that did not align with our customers’ preferences coupled with a challenging retail environment underpinned by unseasonable weather. We have taken aggressive action to work through our current inventory and began to make adjustments to our product offerings which have already yielded improved results. With the potential disposition of Alloy, we are currently evaluating our cost structure in order to right-size the business.”

Results by Segment

Retail Segment Results

Total revenue for the retail segment for the first quarter of fiscal 2013 decreased 14.4% to $24.7 million from $28.9 million in the first quarter of fiscal 2012. This decrease was due to an 8% reduction in store count, and a comparable store sales decrease of 7.1%. Comparable store sales for the first quarter of fiscal 2012 increased by 7.3%.

Gross margin for the retail segment, which includes distribution, occupancy and merchandising costs, was 16.5% for the first quarter of fiscal 2013 compared to 26.4% in the prior year period. Gross margin decreased approximately 740 basis points as a result of increased markdown and other inventory reserves in connection with underperforming inventory. The decrease was also driven by a 190 basis point reduction in merchandise margins related to increased markdowns, as well as the deleveraging of occupancy costs.

Selling, general and administrative (SG&A) expenses for the retail segment were $11.1 million, or 45.1% of sales, in the first quarter of fiscal 2013 compared to $11.3 million, or 39.1% of sales, in the prior year period. The increase in SG&A expenses as a percent of sales reflects the deleveraging of selling, overhead and depreciation expenses. Included in overhead expenses for fiscal 2013 were approximately $0.3 million in costs related to the Company’s recent management transitions.

The operating loss for the first quarter of fiscal 2013 for the retail segment was $7.0 million compared to $3.6 million in the prior year period.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

The Company relocated one store location and closed one store location during the first quarter of fiscal 2013, ending the period with 103 stores.

Direct Segment Results

Total revenue for the direct segment for the first quarter of fiscal 2013 decreased 15.3% to $10.5 million from $12.4 million in the first quarter of fiscal 2012.

Gross margin for the direct segment was 41.1% for the first quarter of fiscal 2013 compared to 43.7% in the first quarter of fiscal 2012. The decrease in gross margin resulted primarily from increased inventory reserves and higher shipping and handling costs, partially offset by a 110 basis point improvement in merchandise margins.

SG&A expenses for the direct segment were $6.4 million, or 60.8% of sales, in the first quarter of fiscal 2013 compared to $6.4 million, or 51.9% of sales, in the prior year period. The increase in SG&A expenses as a percent of sales reflects the deleveraging of selling, overhead and depreciation expenses. Included in overhead expenses for fiscal 2013 were approximately $0.3 million in costs related to the Company’s recent management transitions.

Operating loss for the first quarter of fiscal 2013 for the direct segment was $2.0 million as compared to $0.9 million in the prior year period.

Balance Sheet Highlights

At the end of the first quarter of fiscal 2013, cash and cash equivalents were $3.6 million compared with $16.6 million at the end of the first quarter of fiscal 2012.

Total net inventories at the end of the first quarter of fiscal 2013 were $26.1 million compared with $25.3 million at the end of the first quarter of fiscal 2012. Inventory per average retail store was up 9.0% compared to the prior year period, and inventory for the direct segment was up 20.3% compared to the prior year. In the first quarter of fiscal 2013, the Company recorded additional inventory reserves related to $1.6 million of product removed from the retail channel subsequent to quarter end.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Conference Call and Webcast Information

A conference call to discuss first quarter 2013 results is scheduled for Thursday, May 30, 2013 at 10:00 A.M. Eastern Time. The conference call will be webcast live at www.deliasinc.com. A replay of the call will be available through June 30, 2013 and can be accessed by dialing (877) 870-5176 and providing the pass code number 6369891.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a multi-channel retail company primarily marketing to teenage girls. It generates revenue by selling apparel, accessories and footwear to consumers through direct mail catalogs, websites, and mall-based retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

(unaudited)

	May 4, 2013	April 28, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,643	$16,634
Inventories, net	26,119	25,293
Prepaid catalog costs	1,565	1,047
Other current assets	5,596	3,494
Assets held for sale	6,094	6,224

TOTAL CURRENT ASSETS	43,017	52,692

PROPERTY AND EQUIPMENT, NET	34,988	41,471
GOODWILL	—	4,462
INTANGIBLE ASSETS, NET	2,419	2,419
OTHER ASSETS	968	822

ASSETS HELD FOR SALE	657	—

TOTAL ASSETS	$82,049	$101,866

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$21,927	$15,603
Bank loan payable	1,550	—
Accrued expenses and other current liabilities	11,703	12,160
Income taxes payable	666	788
Liabilities held for sale	4,552	3,538

TOTAL CURRENT LIABILITIES	40,398	32,089

DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES	9,455	11,155

TOTAL LIABILITIES	49,853	43,244

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred Stock, $.001 par value; 25,000,000 shares authorized, none issued	—	—
Common Stock, $.001 par value; 100,000,000 shares authorized; 32,789,615 and 31,726,645 shares issued and outstanding, respectively	33	32
Additional paid-in capital	100,099	99,431
Accumulated deficit	(67,936)	(40,841)

TOTAL STOCKHOLDERS’ EQUITY	32,196	58,622

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$82,049	$101,866

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Thirteen Weeks Ended
	May 4, 2013		April 28, 2012
NET REVENUES	$35,177	100.0%	$41,214	100.0%
Cost of goods sold	26,811	76.2%	28,194	68.4%

GROSS PROFIT	8,366	23.8%	13,020	31.6%

Selling, general and administrative expenses	17,492	49.7%	17,688	42.9%
Other operating income	(146)	-0.4%	(208)	-0.5%

TOTAL OPERATING EXPENSES	17,346	49.3%	17,480	42.4%

OPERATING LOSS	(8,980)	-25.5%	(4,460)	-10.8%
Interest expense	185	0.5%	153	0.4%

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(9,165)	-26.1%	(4,613)	-11.2%
Provision (benefit) for income taxes	28	0.1%	(294)	-0.7%

LOSS FROM CONTINUING OPERATIONS	(9,193)	-26.1%	(4,319)	-10.5%
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(22)	-0.1%	645	1.6%

NET LOSS	$(9,215)	-26.2%	$(3,674)	-8.9%

BASIC AND DILUTED LOSS PER SHARE:
LOSS FROM CONTINUING OPERATIONS	$(0.29)		$(0.14)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.00)		$0.02

NET LOSS PER SHARE	$(0.29)		$(0.12)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,491,074		31,320,254

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Thirteen Weeks Ended
	May 4, 2013	April 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,193)	$(4,319)
Loss (income) from discontinued operations	(22)	645

Loss from continuing operations	(9,215)	(3,674)
Adjustments to reconcile net loss to net cash used in operating activities of continuing operations:
Depreciation and amortization	2,484	2,336
Deferred financing fees	45	45
Stock-based compensation	151	181
Changes in operating assets and liabilities:
Inventories	(1,279)	(568)
Prepaid catalog costs and other assets	(1,359)	(316)
Income taxes payable	43	52
Accounts payable, accrued expenses and other liabilities	(5,323)	(8,194)

Total adjustments	(5,238)	(6,464)

Net cash used in operating activities of continuing operations	(14,453)	(10,138)
Net cash provided by (used in) operating activities of discontinued operations	140	(251)

NET CASH USED IN OPERATING ACTIVITIES	(14,313)	(10,389)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(406)	(1,403)

NET CASH USED IN INVESTING ACTIVITIES	(406)	(1,403)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings	1,550	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,550	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(13,169)	(11,792)
CASH AND CASH EQUIVALENTS, beginning of period	16,812	28,426

CASH AND CASH EQUIVALENTS, end of period	$3,643	$16,634

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

(unaudited)

	For The Thirteen Weeks Ended
	May 4, 2013		April 28, 2012
Channel net revenues:
Retail	$24,713		$28,862
Direct (1)	10,464		12,352

Total net revenues	$35,177		$41,214

Comparable store sales	(7.1%)		7.3%

Catalogs mailed (1)	4,912		3,864

Inventory - retail	$16,058		$16,931

Inventory - direct (1)	$10,061		$8,362

Number of stores:
Beginning of period	104		113
Opened	1	*	1	**
Closed	2	*	2	**

End of period	103		112

Total gross sq. ft @ end of period	397.7		429.6

*	Totals include one store that was closed and relocated to an alternative site in the same mall during the first quarter of fiscal 2013.
**	Totals include one store that was closed and relocated to an alternative site in the same mall during the first quarter of fiscal 2012.
(1)	Restated to exclude the Alloy business